UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 23, 2005 (September 23, 2005)
Cole Credit Property Trust II, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-121094 (1933 Act)	20-1676382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2555 East Camelback Road, Suite 400, Phoenix, Arizona
85016
(Address of principal executive offices)
(Zip Code)
(602) 778-8700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 23, 2005, Cole TS Parkersburg WV, LLC, a Delaware limited liability company (“Buyer”), a wholly owned subsidiary of Cole Operating Partnership II, LP, the operating partnership of Cole Credit Property Trust II, Inc. (the “Company”), entered into an agreement of purchase and sale (as amended, the “Agreement”) with C & F Development Associates, LLC (the “Seller”), which is not affiliated with the Company. Series C, LLC, which is an affiliate of the Company and the Company’s advisor, was the original purchaser under the Agreement and assigned its rights and obligations under the Agreement to the Buyer. Pursuant to the Agreement, the Buyer agrees to purchase all of the Seller’s interest in a 21,986 square foot single-tenant retail building on an approximately 2.97 acre site located in Parkersburg, West Virginia (the “Property”), for a gross purchase price of $3,259,243, exclusive of closing costs. The Property was constructed in 2005 and is leased to Tractor Supply Company through August 31, 2020.
     Pursuant to the terms of the Agreement, the closing of the transaction is expected to occur on or about September 26, 2005. The Agreement contains customary representations and warranties and customary indemnification provisions.
     In connection with the entry into the Agreement, the Buyer paid $40,000 as an earnest money deposit (the “Deposit”) to an escrow agent. Upon the consummation of the purchase and sale transaction contemplated by the Agreement, the Deposit will be applied to the purchase price. The Deposit is non-refundable and if the transaction is not consummated as a result of a Buyer default, the Deposit shall be paid to the Seller as liquidated damages.
Item 8.01 Other Events.
     We commenced our initial public offering of shares of our common stock on June 27, 2005. Pursuant to the terms of the offering, we were required to deposit all subscription proceeds in escrow pursuant to the terms of our escrow agreement with Wells Fargo Bank, N.A. until we received and accepted subscriptions for an aggregate of at least 250,000 shares of common stock. As of September 16, 2005, we had satisfied the conditions of our escrow agreement. On September 23, 2005 we accepted investors’ subscriptions through September 16, 2005, for an aggregate of 485,977 shares of our common stock, with total proceeds to us of $4,843,072. The escrow agent has released these funds to us and we have issued the shares. In addition, we have a special escrow account for subscriptions from residents of Pennsylvania. The conditions of that special escrow account have not been satisfied as of the date of this supplement and, therefore, we have not accepted subscriptions from residents of Pennsylvania.
     Effective on September 16, 2005, the Company amended and restated its Property Management and Leasing Agreement by and among the Company, Cole Operating Partnership II, LP (the “Operating Partnership”) and Fund Realty Advisors, and its Advisory Agreement by and between the Company and Cole REIT Advisors, LLC. The Company, as general partner of the Operating Partnership, has amended and restated the Operating Partnership’s Agreement of Limited Partnership. The Company amended each of the agreements to clarify the Company’s indemnification obligations to, and exculpation rights of, its affiliates to conform the provisions to the revised description in its Fifth Articles of Amendment and Restatement. The Company does not believe that the amendments to the agreements are material.

Item 9.01 Financial Statements and Exhibits
10.1	Amended and Restated Property Management Agreement, dated September 16, 2005, by and among Cole Credit Property Trust II, Inc., Cole Operating Partnership II, LP and Fund Realty Advisors, Inc.

10.2	Amended and Restated Advisory Agreement, dated September 16, 2005, by and between Cole Credit Property Trust II, Inc. and Cole REIT Advisors II, LLC.

10.3	Amended and Restated Agreement of Limited Partnership of Cole Operating Partnership II, LP, dated September 16, 2005, by and between Cole Credit Property Trust II, Inc. and the limited partners thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLE CREDIT PROPERTY TRUST II, INC.

Dated: September 23, 2005	By:	/s/ Blair D. Koblenz

Blair D. Koblenz Chief Financial Officer and Executive Vice President